Conference Call Transcript GLT — Q2 2007 Glatfelter Earnings Conference Call Event Date/Time: Aug. 07. 2007 / 11:00AM ET

CORPORATE PARTICIPANTS

Glenn Davies

Glatfelter — Corporate Finance

George Glatfelter

Glatfelter — CEO

John Jacunski

Glatfelter — CFO

Dante Parrini

Glatfelter — COO

CONFERENCE CALL PARTICIPANTS

Mark Connelly

Credit Suisse — Analyst

Christopher Chun

Deutsche Bank — Analyst

Will Nasgovitz

Heartland Funds — Analyst

PRESENTATION

Operator

Good morning, my name is Toni, and I will be your conference operator today. At this time I would like to welcome everyone to the Glatfelter second quarter earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer period.

(OPERATOR INSTRUCTIONS) It is now my pleasure to turn the floor over to your host, Glen Davies. Sir, you may begin your conference.

Glenn Davies - Glatfelter — Corporate Finance

Thank you Toni. Good morning and welcome to Glatfelter’s second quarter earnings conference call. My name is Glen Davies, and I’m with the company’s corporate finance group. I’m joined today by George Glatfelter, our Chairman and Chief Executive Officer; Dante Parrini, our Executive Vice President and Chief Operating Officer; and John Jacunski, Senior Vice President and Chief Financial Officer.

Before we begin our presentation, I’d like to make a few comments. First, this morning we will use the term ‘adjusted earnings’. As many of you may know, this measure of financial performance is considered to be a non-GAAP measure, since it excludes from earnings the effects of certain items that we do not consider to be part of our core business operation. In this morning’s earnings release we provided a reconciliation of adjusted earnings to our GAAP based results, together with a discussion of why we use adjusted earnings. The earnings release and the reconciliation are available on the investor relations page of our corporate website, Glatfelter.com.

I’d also like to remind you that statements made today concerning our future expectations may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Please refer to our 2006 annual report filed with the SEC for important factors that could cause our actual results to differ materially from any results which might be projected, forecasted, or estimated in any of our forward-looking statements.

And finally, in this morning’s release we announced the availability of slides intended to supplement the information to be discussed on today’s call. These slides are currently available by visiting our investor relations webpage, and those of you listening today through the web cast can access the slides directly through the web cast link. Although we will not necessarily speak to each slide in the order they appear, we may refer to them as we comment on the results, to enhance your understanding of this morning’s discussion. Thank you and I will now turn the call over to George.

George Glatfelter - Glatfelter — CEO

Thank you Glenn.

Good morning to everyone and welcome to this morning’s call. As we have done in the past, I’ll provide some introductory remarks about our overall business, and then John Jacunski will discuss our financial performance in more detail. Finally, we’ll ask Dante to provide further insight into the business from an operations perspective.

As you know, earlier this morning we announced the results for our second quarter of 2007, and I trust you’ve had an opportunity to review them. We reported second quarter net income of $2 million or $0.04 per share. When adjusted for unusual non-core business items, second quarter results were a loss of $0.02 per share. This compares favorably to the same period a year ago when we lost $0.05 per share. As is true every year, our second quarter results are adversely impacted by the annual maintenance outages at both of our U.S. based facilities in Spring Grove and Chillicothe. I’m pleased to note that we have successfully completed each outage on schedule, safely, and on plan.

The improvement in the quarter over quarter results was driven by the strong performance of our composite fibers business unit, which is benefiting from both the Lydney acquisition, and improving demand. In fact, with Lydney’s performance this quarter, Composite Fibers is realizing the targeted annual run rate of $9 million of operating profit from this acquisition six months earlier than we had initially projected.

The Specialty Papers business unit also performed pretty well during the quarter, led by stronger pricing conditions and productivity gains at the Spring Grove facility. Initiatives we have undertaken to improve Chillicothe’s profitability are on track. As I indicated to you last quarter, we expect these initiatives to generate results in the second half of this year.

With respect to product innovation, during the second quarter approximately 52% of Glatfelter’s net revenue was generated by products that are less than five years old. This is consistent with our previously stated target. The development and quick commercialization of new products remains an important component of our specialized business model.

Finally, we are also delivering, as promised, on our timberland monetization program. This quarter approximately 2,100 acres were sold for about $6 million. For the year we have completed $10 million worth of sales and have another $35 million under contract to be sold before the end of the year. We now expect sales for 2007 to be approximately $80 million, significantly exceeding our previously announced target.

At this point I would ask John Jacunski to provide a more in depth discussion of the second quarter financial results. John?

John Jacunski - Glatfelter — CFO

Thank you George.

As George stated, we reported net income of $2 million or $0.04 per share for the second quarter of 2007. When excluding gains from timberland sales and acquisition integration costs, our adjusted earnings are a loss of $0.02 per share this year compared with a $0.05 loss on the same basis a year ago.

As shown on slide four, for those of you with access to the slides on our website, overall the primary drivers of the improvement in earnings, in the comparison, were higher operating income from Composite Fibers increased earnings per share by $0.05. A smaller operating loss from Specialty Papers increased EPS by $0.05. Lower non-cash pension income reduced EPS by $0.02; increased net interest expense reduced EPS by $0.01; and a reduction in other income and tax rate changes reduced EPS by $0.04.

The Composite Fibers business unit had another strong quarter, as operating income increased 121% to $6.8 million. As shown on slide 11, this increase was driven primarily by increased selling prices and a 2.6% increase in shipping volume. In addition, the impact of the Lydney acquisition significantly improved results. These benefits were partially offset by a generally higher cost environment, including a $1.5 million in raw material and energy prices.

Specialty Paper’s results improved by $3.5 million in the quarter to quarter comparison. As shown on slide seven, this was driven by increased selling prices, improved productivity of the Spring Grove facility, and a less adverse impact from the maintenance outages at the Specialty Papers facilities. The total impact on second quarter operating income of these maintenance outages was $15.3 million or $0.22 per share in 2007, and $17.4 million or $0.25 per share in the second quarter of 2006.

As an offset to these favorable factors, the business unit had increased production costs associated with higher material usage and lower machine yields on purchase pulp products. Raw material prices also increased by $3 million during the quarter, primarily due to pulp and energy.

During the quarter we incurred costs associated with the integration of our acquisitions totaling $700,000 after tax. We expect integration costs of up to $2 million on a pre-tax basis during the remainder of the year.

Turning to the balance sheet, our net debt as of June 30 was $370 million, a $6 million improvement from year end 2006, and $13 million lower than the end of the first quarter. We expect substantial timberland sales proceeds during the second half of 2007, which we’ll use to pay down debt as is currently required by our debt agreements. As George mentioned, we expect timberland sales for 2007 to significantly exceed our previously announced target, and we expect to be able to provide more details on the second half sales in the near future.

Capital expenditures for the first half of 2007 totaled $14 million, and we continue to estimate the total for the year to be $35 million to $40 million. This concludes my comments on our financial results; Dante will now provide comments about our business unit performance.

Dante Parrini - Glatfelter — COO

Thank you John, and good morning. Let’s start with Composite Fibers, which delivered another strong quarter. Operating income increased 121% in the second quarter of 2007 compared with the year earlier quarter, due to improving margins generated by higher prices, a richer mix of products, and from the benefits associated with the Lydney acquisition.

Second quarter 2007 net sales were 12% ahead of the same quarter a year ago, which is due to higher selling prices and strong volumes across nearly all segments. In Food and Beverage, our largest market segment, that produces tea and coffee filter papers, volumes were up 4.5% reflecting, in part, benefits associated with the Lydney acquisition. Metalized and Technical Specialties also performed well during the quarter, however Composite Laminates volumes were off approximately 10%, reflecting the impact of the slow U.S. housing market.

Within Composite Fibers all facilities ran well during the quarter and benefited from higher volume and improved productivity during the second quarter of 2007 compared to last year, which more than compensated for the impact of higher energy and fiber costs. And we are now seeing the benefits of leveraging a broader set of assets to produce the tea and coffee filter papers in the areas of improved planning and scheduling, higher paper machine yields, and greater throughput.

Near-term demand and pricing outlook; demand for Food and Beverage products has been strong and is expected to remain strong for the remainder of the year. Near-term demand for Overlay products, which are used to produce laminate flooring, cabinets and furniture, and Technical Specialties are expected to remain relatively consistent with current levels. And sales of Metalized Papers, that are predominantly sold into the wet glue applied beverage label business, typically softens as we exit the warmer summer months. From a pricing standpoint, we anticipate stable to slightly improving prices.

Moving on to our Specialty Papers business unit, this units results improved by $3.5 million at the operating profit line in the second quarter of 2007 compared to a year ago. As John mentioned, this improvement was driven largely by increased selling prices, productivity improvements, and the successful completion of two mill outages.

Revenues in the business unit were essentially flat compared the year ago quarter. We realized over $2 million of benefit from the Carbonless and Forms price increase announced in the third quarter of 2006; average selling prices were also higher in each of the other markets. These pricing improvements were offset by volumes that were off approximately 3% in the comparison, primarily in carbonless and forms, where shipments declined 9% due to expected market attrition that we assessed to be 8% to 10% per year. In addition, during the second quarter of 2006 we were also operating our Neenah Wisconsin facility, which we closed on June 30, 2006.

In Book Publishing, where we’re a leader in adult trade book papers, revenues were up nearly 2% due to a more favorable average selling price. For envelope and converting papers, where we serve the direct mail markets, revenues were up 16%, which is attributable to higher volumes and improved pricing in the white papers market. Unit volumes increased almost 13% in the quarterly comparison.

As for Engineered Products, which is a variety of specialty value added products that range from postage stamp paper to playing card stock, to greeting cards, revenues were up 3%, primarily reflecting an improved mix.

From an operations perspective, Spring Grove performed well in the second quarter. We also completed the annual maintenance outages at both Spring Grove and Chillicothe this quarter. As John said earlier, the adverse impact of the outages was considerably less this year compared to last year, and we came in at the low end of our estimated range of $0.22 to $0.24 per share impact.

With respect to Chillicothe, we’re making progress implementing a number of the actions that were discussed last quarter. For example, we’ve reduced our consumption of raw materials, especially purchase pulp, and we expect further improvement as we complete additional projects during the third quarter. We have implemented procedures to optimize scheduling and we’ve improved the production flow on much of our book publishing papers, these efforts are leading to improved machine yields on these products. And our expanded cost reduction efforts are beginning to generate results.

We continue to aggressively pursue improvements in our cost structure at Chillicothe, and we’re confident that success in these areas will improve our financial performance in the second half of this year. As for near-term demand and pricing outlook, our backlogs remain solid, with slight improvements expected in Book Publishing and Carbonless as we enter the second half of the year. Pricing is stable across most product lines and in the Carbonless and Forms market we just announced a 5% price increase for Carbonless Roll products effective September 2007. Due to the nature of the contracts we have with customers, the increase will be realized as terms permit.

That concludes my comments; I’ll now turn it back to you, George.

George Glatfelter - Glatfelter — CEO

Thanks Dante. As you’ve just heard, we experienced a pretty successful quarter in a number of areas. I’m pleased by the performance of our North American mills with respect to their strong execution of the annual mill-wide shutdowns, and subsequent operational performance. Within Composite Fibers the integration of the Lydney mill has gone quite well, allowing us to generate the expected financial benefits of this acquisition six months early.

In general, as Dante said, markets across the company are stable to improving. So as I look forward into the second half of the year, the things that matter most to me, and to our shareholders, become pretty clear. The first one is to make Chillicothe work. We’ve got to generate the expected financial benefit from the profitability improvement initiatives Dante talked about, and that have been recently enacted at Chillicothe in order to hit our 2008 accretion targets. The second thing is to take advantage of what has become a very successful integration of the Lydney facility and the solid market conditions in the tea and coffee segment of our Composite Fibers business unit.

And finally, smartly convert trees to cash in order to enhance free cash flow and improve our balance sheet.

These three things reflect the highest priorities within the company for the remainder of the year. It’s important that we get them right, and I believe that we’re on the right track with each of them. At this point I’d like again to thank you for your interest in the company and I’d ask Toni to open the line to address your questions.

QUESTION AND ANSWER

Operator

Thank you. Ladies and gentlemen, at this time the floor is opened for questions. (OPERATOR INSTRUCTIONS)

Please hold while we poll for questions.

Our first question is coming from Mark Connelly of Credit Suisse. Please go ahead.

Mark Connelly - Credit Suisse — Analyst

Thank you. A couple of things; I wonder if we could start with Spring Grove and its operating performance. Is there much going on with the mix at Spring Grove? Where I want to go with the question is, you know, we’ve got some postage hikes coming up. Is that going to affect your envelope business and either through light weighting or how much you’re selling? And, I’m also curious whether you’re seeing any changes in the book paper market that are going to change your mix of grades there?

Dante Parrini - Glatfelter — COO

Hey Mark, this is Dante. To the first part of your question regarding future postal rate hikes and its impact on our envelope and converting paper and, as you know, we also are a leader in the production of pressure-sensitive postage stamps. So, any movement in that area affects both of those grades.

I would say, generally speaking, if postal rate hikes are not managed wisely and they’re extremely aggressive, they can have a negative impact on the amount of mail volume. Please keep in mind that we’re a niche player within the broader envelope market and we tend to focus on the mid-tier direct mail type specialists that do a little more value added to their products. So, we’re a little less affected, in general, by the trends in impacts of postage rate hikes. But nonetheless, that’s something we need to pay attention to and manage.

And as it pertains to postage stamps, being a leader in that particular segment, when there’s movement and a change of rates, and new stamps need to be printed, that creates opportunity for us.

The second part of your question had to do with changes in book publishing and whether we see that dramatically changing the mix at Spring Grove. As you may recall, since we’ve ceased production in Neenah, Wisconsin, we’ve moved more book publishing production to Chillicothe and we still produce book papers in Spring Grove, but not as much volume as we have in past years.

And we typically see, this time of year, a pickup in demand for the adult trade segment and we’re seeing that right now in our backlog. So we expect to have slightly improved volumes in Q3.

In terms of changes in basis weights or things of that nature, I would say nothing significant to comment on.

Mark Connelly - Credit Suisse — Analyst

So, when you look at Spring Grove running well, has the mix of paper you’re producing there changed substantially over the last year, with all those things you’ve talked about?

Dante Parrini - Glatfelter — COO

Well, yes, I would say that, clearly, we’re producing more of the envelope and converting grades and a little less of some of the book grades. And the capital investment that we made in June of ‘06 clearly has improved our throughput in yields and production capacity on one of our largest paper machines.

We also have implemented several continuous improvement initiatives that are addressing the cost structure. So I would say, all-in-all, optimizing our pulp mill and keeping better balance in the pulp mill with the mix of grades has all had a positive impact on operating income at that facility.

Mark Connelly - Credit Suisse — Analyst

Okay and just two more questions, Dante. First, you’ve shown a Chillicothe production chart in previous quarters. I understand with the downtime it probably didn’t make much difference this quarter. Are you going to bring that back next quarter? Or, is that something that you’re moving beyond now?

John Jacunski - Glatfelter — CFO

Mark, this is John. There was really no added information to come from those slides. We had reported, last quarter, that we had met the production targets we’d established and that we’re able to meet customer demands. So, there’s no real additive information from those slides and that’s why we discontinued those. So, I don’t think we’ll add them unless there’s something to be drawn from them.

Mark Connelly - Credit Suisse — Analyst

Okay. And just one last question, you talked about the tea and coffee market. Can you give us a little better sense of how strong the growth is or isn’t in the coffee pot business? Is that continuing to show the strength it showed earlier?

Dante Parrini - Glatfelter — COO

Yes. I would say that, as you know, we have leadership positions in both tea bags and the pad and pod business, which is designed, for those who aren’t familiar, the round coffee pads go into the single cup serving machines. As an example, you may have seen the Senseo brand, the division that Sara Lee produces. And then, the hard packed pods go into Espresso machines and we also do some for vending.

And we continue to see double-digit growth in that segment, more so in Europe but also some growth in North America.

On the tea bag side, we also see growth opportunities, especially in some of the developing and emerging markets; eastern Europe and Russia, namely two market segments that are growing quite significantly, double-digit again where we have leadership positions and we’re well positioned to partner with the consumer products that are facilitating a transition from loose tea to tea packed in bags.

Mark Connelly - Credit Suisse — Analyst

Great; thank you very much.

Dante Parrini - Glatfelter — COO

You’re welcome.

Operator

Thank you. (OPERATOR INSTRUCTIONS)

Our next question is coming from Christopher Chun, of Deutsche Bank. Please go ahead.

Christopher Chun - Deutsche Bank — Analyst

Thank you. Good morning, guys.

Dante Parrini - Glatfelter — COO

Good morning.

George Glatfelter - Glatfelter — CEO

Good morning, Chris.

Christopher Chun - Deutsche Bank — Analyst

Hey, you guys mentioned that you are still expecting to achieve your accretion target for Chillicothe, $0.45 to $0.50 a year by ‘08. Can you talk a little bit about how you expect that to flow through between now and, I guess that would be the end of ‘08 that you were thinking?

John Jacunski - Glatfelter — CFO

Chris, the guidance — we haven’t given more guidance than for the full year. As we said at the end of the first quarter and we reiterated today, a number of the initiatives that we are working on are expected to begin generating results in the second half. So, we’d expect that our second half results will begin to ramp up and you’ll be able to see an increase during those periods.

But we’re not prepared to break down the 2008 accretion in more detail than the annual number.

Christopher Chun - Deutsche Bank — Analyst

Okay then, just a point of clarification; are you saying that $0.45 to $0.50 will be the amount of accretion during ‘08? Or, that you will get to a $0.45 or $0.50 run rate by the end of ‘08?

John Jacunski - Glatfelter — CFO

No. We expect to get $0.45 to $0.50 during ‘08.

Christopher Chun - Deutsche Bank — Analyst

Oh, okay. How about over at Chillicothe, can you talk about what kind of mix of different grades you’re running right now? And, you know, whether that’s going to change, going forward?

Dante Parrini - Glatfelter — COO

Chris, this is Dante. At Chillicothe, we are producing carbonless and forms papers as well as book publishing. And in the book publishing it is adult trade, some educational; and then we have a smaller mix of some specialty uncoated niche type products. But the two main product lines are carbonless and forms and book publishing.

Christopher Chun - Deutsche Bank — Analyst

Right. Can you give us a rough breakdown of how much of each there is?

Dante Parrini - Glatfelter — COO

Well, I would say that probably 65% or so is roughly carbonless and forms, maybe 70%. And a vast majority of the remainder is book publishing.

Christopher Chun - Deutsche Bank — Analyst

Okay. Are we stable going forward? Or, are you trying to transition that at all?

Dante Parrini - Glatfelter — COO

Well, sure; there’ll be some mix impact at Chillicothe simply because of the attrition that we see in the carbonless segment that we are estimating to be 8% to 10% a year. So, as carbonless falls off we plan on growing engineered products.

We have opportunities we believe within the niche of envelope that we plan and are still targeting leveraging our leadership position in book publishing. So, that’s pretty consistent with what we’ve said in past quarters and part of the rationale for the Chillicothe acquisition.

Christopher Chun - Deutsche Bank — Analyst

Okay and then, in terms of your outage costs, they’re a bit lower this year than they were last year. I mean, should we consider this sort of a one-time bonus? Or, going forward, do you think that the outage costs will be in line with this year?

Dante Parrini - Glatfelter — COO

I would say that the guidance that we’ve given in the past of $0.22 to $0.24 is probably a good proxy for future outages.

Christopher Chun - Deutsche Bank — Analyst

Okay. And then finally, on your timber sales this quarter, can you talk about how many acres there were and where they were?

George Glatfelter - Glatfelter — CEO

Yes, Chris; I think I can bring you up to date on that. Let me go back to 2006, when we announced the strategy. Since that point, we’ve had about 43,000 acres sold. That’s generated about $105 million in proceeds.

In the first half of ‘07, we sold about $9.4 million worth of timber. That equates to roughly $2,700.00 an acre. And we’ve got $35 million under contract to close in the second half of 2007. That approximates $5,000.00 an acre.

So, as we sit today, we have about 64,000 acres remaining. 36,000 of those are in Virginia, 20,000 are in Pennsylvania and about 8,000 are in Delaware. And we expect, as we indicated, to achieve about $80 million of sales in 2007. That’s substantially higher than the previously announced target of $50 million. I think it’s safe to say that we are in the process of working through a couple of sales at this point that may be announced in the near-term future.

Christopher Chun - Deutsche Bank — Analyst

Okay, great. Thanks for your help, guys.

Operator

Thank you. Our next question is coming from Will [Mascovitz] of Highland Funds. Please go ahead.

Will Nasgovitz - Heartland Funds — Analyst

Thanks for taking my question. I’m just following up on the timber. Does that change your two to four year forecast of $150 million in sales, with the incremental from $50 million to $80 million this year?

John Jacunski - Glatfelter — CFO

We will provide further updates in the near future as we try to bring some of these contracts to fruition. But we’re not prepared today to revise those estimates.

Will Nasgovitz - Heartland Funds — Analyst

Okay, thank you. Also, just one quick thing within composite; of your overall production, what is the exposure to furniture?

George Glatfelter - Glatfelter — CEO

I would say that, if you look at total enterprise-wide production capacity, which we have over 800,000 pounds of capacity, in aggregate it’s quite small. However, for the composite limit segment, which is probably the second largest segment within composite fibers, a fair amount of our overlay papers are sold into the furniture business. I would say maybe 25% of that segment.

Will Nasgovitz - Heartland Funds — Analyst

Thanks for your time.

George Glatfelter - Glatfelter — CEO

Yes.

Operator

Thank you. There appear to be no further questions at this time. This does conclude today’s teleconference. You may disconnect your lines at this time and have a wonderful day.